July 19, 2010

Dear Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders on Friday, August 20, 2010 at 8:00 a.m., at the Company's offices at 1801 16th Avenue SW in Seattle, Washington.

Whether or not you plan to attend the meeting in person, please complete, date and sign the accompanying proxy card or voting instruction card (whichever is enclosed) and return it promptly in the enclosed envelope to ensure that your shares are represented and voted in accordance with your wishes. You may revoke your proxy by following the procedures set forth in the accompanying proxy statement. If you are a stockholder of record or if you hold a legal proxy authorizing you to vote shares held in a nominee or street name account, you may still vote in person at the meeting even though you previously submitted your proxy.

Very truly yours,

Patrick W.E. Hodgson

Chairman of the Board

TODD SHIPYARDS CORPORATION

1801 16th Avenue Southwest

Seattle, Washington 98134

July 19, 2010

NOTICE OF ANNUAL MEETING

The 2010 Annual Meeting of Stockholders (the "Meeting") of Todd Shipyards Corporation, a Delaware corporation ("Todd" or the "Company"), will be held on Friday, August 20, 2010, 8:00 a.m., local time, at the Company's offices at 1801 16th Avenue SW in Seattle, Washington, for the following purposes:

  To elect seven directors to serve until the 2011 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

  To ratify the appointment of Grant Thornton LLP as independent public accountants; and
  To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors of the Company fixed the close of business on June 30, 2010 as the record date (the "Record Date") for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Only record holders of the Company's common stock, $0.01 par value per share, at the close of business on the Record Date are entitled to notice of, and to vote at, the Meeting. A complete list of stockholders entitled to vote at the Meeting will be available for examination during normal business hours by a Company stockholder, for purposes related to the Meeting, for a period of ten days prior to the meeting, at the Company's corporate offices located at 1801 16th Avenue S.W., Seattle, Washington.

By Order of the Board of Directors,

Michael G. Marsh

Secretary

This Proxy Statement, the accompanying form of Proxy Card or Voting Instruction Card and the 2010 Annual Report are being mailed beginning on or about the 19th day of July, 2010 to stockholders entitled to vote.

DIRECTIONS TO TODD SHIPYARDS CORPORATION

From I-5 Southbound (from downtown and points north of downtown)

Take exit 163A.

Exit right to Spokane Street, West Seattle Freeway.

You will find yourself on the Spokane Street viaduct.

Take the Harbor Island exit (on right) and go down the ramp.

Stay in the middle lane marked "Harbor Island."

Continue straight to the stop light at Klickitat Ave.

Take a shallow right and go over the overpass that goes over the railroad tracks.

Stay on the road until you reach Todd.

Check in at the security office.

We take up the whole northwest side of Harbor Island, you can't miss us.

From downtown Seattle

Take US 99 southbound (from downtown only).

From downtown, turn west onto Columbia Street (down the hill towards Puget Sound).

Cross 1st Avenue to the on-ramp of Hwy 99.

Proceed south on Hwy 99.

Take the Harbor Island exit (on right) and go down the ramp.

Stay in the middle lane marked "Harbor Island."

Continue straight to the stop light at Klickitat Ave.

Take a shallow right and go over the overpass that goes over the railroad tracks.

Stay on the road until you reach Todd.

Check in at the security office.

We take up the whole northwest side of Harbor Island, you can't miss us.

From I-5 Northbound

Take exit 163 Spokane Street-Columbia Way.

Stay in left hand lane and follow signs to West Seattle freeway.

Take the Harbor Island exit (on right) and go down the ramp.

Merge into the middle lane marked "Harbor Island."

Continue straight to the stop light at Klickitat Ave.

Take a shallow right and go over the overpass that goes over the railroad tracks.

Stay on the road until you reach Todd.

Check in at the security office.

We take up the whole northwest side of Harbor Island, you can't miss us.

From the ferry terminal at Coleman Dock

When leaving the ferry terminal take right onto Alaskan Way.

Proceed approximately 2.5 miles to Spokane Street.

Take a right on Spokane Street.

Merge into the middle lane marked "Harbor Island."

Continue straight to the stop light at Klickitat Ave.

Take a shallow right and go over the overpass that goes over the railroad tracks.

Stay on the road until you reach Todd.

Check in at the security office.

We take up the whole northwest side of Harbor Island, you can't miss us.

TODD SHIPYARDS CORPORATION

1801 16th Avenue Southwest

Seattle, Washington 98134

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

August 20, 2010

GENERAL INFORMATION

This proxy statement and the accompanying proxy card or voting instruction card (as the case may be) are being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors (the "Board of Directors" or the "Board") of Todd Shipyards Corporation, a Delaware corporation ("Todd" or the "Company"), to be used at the 2010 Annual Meeting of Stockholders of the Company to be held at the Company's offices at 1801 16th Avenue SW in Seattle, Washington and at any adjournment or postponement thereof (the "Meeting"). This proxy statement, a copy of the Company's 2010 Annual Report and the accompanying proxy card or voting instruction card are first being mailed to the holders of the Company's common stock, $0.01 par value per share (the "Common Stock"), on or about July 19, 2010.

Stockholders of the Company represented at the meeting in person or by proxy will consider and vote upon (i) the election of seven directors to serve until the 2011 Annual Meeting of Stockholders of the Company and until their successors are duly elected and qualified; and (ii) to ratify the appointment of Grant Thornton LLP as independent public accountants; and (iii) such other business as may properly come before the Meeting. The Company is not aware of any other business to be presented for consideration at the Meeting.

Representatives of Grant Thornton LLP, an Independent Registered Public Accounting Firm which served as the Company's independent auditors for the 2010 fiscal year, will be in attendance at the Annual Meeting with the opportunity to make a statement and to respond to appropriate questions from stockholders.

Voting and Proxies

Only holders of record of the Common Stock at the close of business on June 30, 2010 (the "Record Date") will be entitled to notice of and to vote at the Meeting. As of the Record Date there were 5,775,691 outstanding shares of Common Stock. Non-record beneficial owners of shares of Common Stock held in brokerage or fiduciary accounts should consult their broker or fiduciary holder to determine the manner of exercising voting rights for which such non-record beneficial owners are entitled.

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the conduct of business at the Meeting. Each stockholder is entitled to one vote for each share held of record on the Record Date for each matter which may come before the Meeting. In the elections for directors, each stockholder is entitled to vote for as many nominees as there are seats to be filled, but the resulting total number of votes cannot be cumulated among a fewer (or divided among a greater) number of candidates. No stockholder or proxy is required to cast votes in every vacancy. Each director of the Company will be elected by a plurality of the votes of the shares present in person or represented by proxy at the Meeting and entitled to vote in the election. Thus the candidates, up to the number of directors to be elected, receiving the highest number of votes will be elected even if less than a majority of the shares entitled to vote.

Any proxy given in response to this solicitation is revocable by written notice to the Secretary of the Company at any time prior to the exercise of such proxy, and any person executing a proxy who attends the Meeting may vote in person by ballot instead of by proxy, which has the effect of revoking any previously executed proxy. All shares represented by properly executed proxies will, unless such proxies have been previously revoked, be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted in favor of the nominees for the Board of Directors listed in this proxy statement. The persons named in the proxies will have discretionary authority to vote all proxies with respect to additional matters that are properly presented for action at the Meeting.

Under applicable rules of the New York Stock Exchange, the ratification of the independent outside auditors is deemed to be a routine matter such that brokers may (but are not required to) vote shares held in "street name" for or against this proposal in the absence of express direction to the contrary from their clients who beneficially own such shares. The election of the nominees to the Board of Directors is not deemed to be a routine matter and brokers may not vote shares held in "street name" for or against the nominees. The shares that cannot be voted by brokers on non-routine matters are commonly referred to as "broker non-votes." Therefore, it is important that you vote your shares.

PROPOSAL 1 - ELECTION OF DIRECTORS

At the Meeting, stockholders will elect seven Directors, each of who will serve until the next annual meeting of stockholders or until his respective successor is elected and qualified or until his earlier resignation or removal. The shares represented by proxy will be voted in favor of the election of the persons named below unless authorization to do so is withheld in the proxy. In the event that any of the nominees should be unavailable to serve as a director, which is not presently anticipated, it is the intention of the persons named in the proxy card to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES IDENTIFIED BELOW.

Information Concerning the Nominees

The following sets forth the name of each Nominee for election to the Board of Directors, his age, his principal occupation for at least the past five years and the period during which he has served as a director of the Company. All Nominees are currently directors. Each Nominee was nominated by the Board of Directors for election as director.

The biographies of each of the nominees and continuing directors below contains information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating/Corporate Governance Committee and the Board to determine that the person should serve as a director for the Company beginning in 2010.

Brent D. Baird (Age 71) - Director since 1992

Since January 1992 to the present, Mr. Baird has been a private investor. Mr. Baird was a general partner with Trubee, Collins & Co., a member firm of the New York Stock Exchange, from April 1970 to December 1983. From January 1984 through December 1991, Mr. Baird was a limited partner with Trubee, Collins & Co. Mr. Baird is a director of M&T Financial Corporation and a member of M&T Bank's Directors Advisory Council-New York City/Long Island Division. He is president of First Carolina Investors, Inc., a non-diversified investment company. He was formerly a director of First Carolina Investors, Inc., Merchants Group, Inc., Allied Healthcare Products, Inc. and Sun-Times Media Group, Inc. Mr. Baird contributes his long term experience in investing and commercial banking to the efforts of the Board.

Steven A. Clifford (Age 67) - Director since 1993

Mr. Clifford served as Chairman and CEO of National Mobile Television, Inc. from 1992 to 2000. From 1979-1992 he served as President and CEO (1987-1992) of King Broadcasting Company, Inc. and as Vice President-Finance (1979-1987). Mr. Clifford serves on the Board of Directors of Laird Norton Company, Vigilos, Harbor Properties Inc., Winona Capital Management, King FM, and Mosaica Education, Inc. Mr. Clifford's skills include financial and operating expertise from a career that included numerous years spent in management positions with several entities.

Patrick W.E. Hodgson (Age 69) - Director since 1992, Chairman since 1993

Mr. Hodgson has served as President of Cinnamon Investments, Ltd. (real estate and other investments) since 1981. From 1964 to 1989 he was also president of London Machinery Co. Ltd., a manufacturer of concrete and road machinery. Mr. Hodgson serves as a member of the Board of Directors of M&T Bank Corporation, and First Carolina Investors, Inc. Mr. Hodgson contributes his management expertise gleaned from a career that included running his own manufacturing firm and extensive experience in commercial banking.

Joseph D. Lehrer (Age 61) - Director since 1992

Mr. Lehrer has been a stockholder and officer of Greensfelder, Hemker & Gale, P.C. and a partner of its previous partnership (law firm) since 1980. He specializes in a corporate finance and mergers and acquisition practice involving public and private corporations. Mr. Lehrer is an Adjunct Professor of Law at Washington University School of Law in St. Louis, Missouri. Mr. Lehrer serves as a director of a number of privately-held corporations, and, since June 10, 2010, has also been a member of the board of directors of K-V Pharmaceutical Company, a New York Stock Exchange company. Mr. Lehrer brings to the board extensive experience in corporate legal matters, including mergers and acquisitions, corporate finance and governance.

William L. Lewis (Age 58) - Director since 2004

Mr. Lewis is Chief Executive Officer of Lease Crutcher Lewis, a construction firm headquartered in Seattle, Washington, with offices in Portland, Oregon and Toronto, Canada. Mr. Lewis is a board member and past board chairman of The Seattle Foundation, past chairman and board member of the Woodland Park Zoo in Seattle, past chairman and current board member of the Downtown Seattle Association, current board member of the Washington Roundtable, and past Vice Chairman of the American Heart Walk in Seattle. Mr. Lewis is an honors graduate of Princeton University with a bachelor's degree in Civil Engineering, Mr. Lewis also has a Masters Degree and Honors Fellowship in Civil Engineering and Construction Management from Stanford University. Mr. Lewis has long-term experience in the construction industry that benefits the Board and management of Todd in the building and repairing of marine vessels.

Admiral J. Paul Reason, USN (Ret.) (Age 69) - Director since 2007

Admiral Reason served as Vice Chairman and previously as President and COO of Metro Machine Corp., an employee-owned ship repair company that operated shipyards in Norfolk, Virginia and Philadelphia and Erie, Pennsylvania, from 2000 to 2006. Admiral Reason was Vice President for Ship Systems at SYNTEK Technologies, Inc. of Arlington, Virginia, from the end of his naval service in 1999 until 2000. From 1996 until 1999 he served as Commander in Chief of the US Atlantic Fleet. He currently serves as a Director of Amgen, Inc. and of Norfolk Southern Corporation, and previously of Wal-Mart Stores, Inc. As well, he is Chair of the ORAU Foundation, a member of the Oak Ridge Associated Universities Board, the National War Powers Commission, and the Naval Studies Board of the National Academies. Admiral Reason brings to the Board his vast experience with Todd's largest customer, the United States Navy.

Stephen G. Welch (Age 53) - Officer Since 1994; Director since 1998

Mr. Welch joined the Company in March 1994 as Vice President of the Company and Chief Operating Officer of TSI Management, Inc., a wholly owned subsidiary of the Company. Mr. Welch was elected Chief Executive Officer of Elettra Broadcasting, Inc., another wholly owned subsidiary of the Company in May 1995. Mr. Welch was appointed Acting Chief Financial Officer in March 1995 and served in that capacity until July 1995. Mr. Welch was again appointed Acting Chief Financial Officer and Treasurer in September 1996 and served in that capacity until his appointment to Chief Financial Officer and Treasurer in June 1997. In September 1997, Mr. Welch was elected to the positions of Chief Executive Officer and President of the Company, and Chairman and Chief Executive Officer of Todd Pacific Shipyards Corporation, the Company's wholly owned subsidiary ("Todd Pacific"). In September 1998, Mr. Welch was elected to the Board of Directors of Todd Shipyards Corporation.

CORPORATE GOVERNANCE

Corporate Governance Principles, Guidelines and Board Matters

Todd Shipyards Corporation is committed to having sound corporate governance principles and the highest ethical standards. The Board of Directors ("Board") of the Company has adopted Corporate Governance Guidelines which set forth the practices the Board will follow with respect to Board function and operation, Board organization and composition and Board conduct. The Corporate Governance Guidelines may be viewed at www.toddpacific.com. A copy may also be obtained from the Corporate Secretary at Todd Shipyards Corporation, 1801 16th Avenue SW, Seattle, Washington 98134.

Board of Director Independence

A majority of the directors will be independent directors, as independence is determined by the Board, based on the guidelines set forth below.

For a director to be considered independent, the Board must affirmatively determine that the director does not have any direct or indirect material relationship with Todd. The Board adheres to the New York Stock Exchange listing requirements (NYSE rules). In addition to applying these guidelines, the Board will consider all relevant facts and circumstances in making an independence determination. The Board will make and publicly disclose its independence determination for each director when the director is first elected to the Board and annually thereafter for all nominees for election as directors.

A director will not be independent if:

  the director is, or has been in the last three years, employed by Todd, or an immediate family member is, or has been in the last three years, an executive officer of Todd;

  the director has received in the last three years any direct compensation from Todd, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such deferred compensation is not contingent in any way on continued service);

  an immediate family member of a director has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from Todd, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  a Todd officer is on the compensation committee of the Board of Directors of a company which employs the Todd director or an immediate family member as an executive officer;

  at the time of the independence determination, the director is an executive officer or employee, or if an immediate family member is an executive officer, of another company that does business with Todd and the sales by that company to Todd or purchases by that company from Todd, in any of the last three fiscal years, are more than the greater of two percent of the annual revenues of that company or $1 million.

A director will not be independent if (A) the director or an immediate family member is a current partner of a firm that is the company's internal or external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm's audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the listed company's audit within that time.

The Board has determined that, excepting the Chief Executive Officer, each of the current Directors standing for election is independent within the meaning of Todd's director independence standards. Furthermore, the Board has determined that each of the members of each respective committee is independent within the meaning of the Sarbanes-Oxley Act of 2002 (Audit Committee) and the NYSE committee independence standards (Audit, Compensation and Nominating/Corporate Governance Committees).

Board Structure and Committee Composition

The Board of Directors has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. The structure ensures a greater role for the independent directors in the oversight of the Company and active participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Board is actively involved in oversight of risks that could affect the Company. This oversight is conducted primarily through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility through full reports by each committee chair regarding the committee's considerations and actions, as well as through regular reports directly from officers responsible for oversight of particular risks within the Company.

The Board of Directors held four (4) meetings during the Company's 2010 fiscal year. Each of the Directors attended at least 75% of the meetings of the Board and the committees on which they served. The Board of Directors has established the following standing committees:

Nominating/Corporate Governance	Audit	Compensation	Executive Committee
Brent D. Baird	Steven A. Clifford	Joseph D. Lehrer	Patrick W.E. Hodgson
(Chairman)	(Chairman)	(Chairman)	(Chairman)
Steven A. Clifford	Brent D. Baird	William L. Lewis	Joseph D. Lehrer
	Patrick W.E. Hodgson	J. Paul Reason	Stephen G. Welch

The Company currently has seven directors.

Meetings of Non-Management Directors

As provided for in its Corporate Governance Guidelines, the Company's Board of Directors will have at least four regularly scheduled meetings a year for the non-management directors without management present.  If the meetings of non-management directors include directors that are not independent, the independent directors will schedule an executive session, at least annually, that includes only those independent directors.  The director attendees at the non-management director's meetings and the independent director's executive session will select a director to serve as chair for the purposes of the meeting.

Individuals may communicate with the non-management directors by addressing their communication to the attention of the Chairman of the Audit Committee, Todd Shipyards Corporation, 1801 16th Avenue SW, Seattle, Washington 98134.

COMMITTEES

Audit Committee

The Audit Committee (the "Committee") oversees the Company's internal controls and financial reporting process on behalf of the Board of Directors and has plenary authority over the selection, compensation and oversight (including the scope of any non-audit services) with respect to the Company's independent auditors. The Audit Committee is composed exclusively of directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, independent and free from any relationship which would interfere with the exercise of independent judgment as a Committee member.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting, legal and regulatory compliance and the Company's anonymous reporting system. To satisfy its oversight responsibilities, the Audit Committee meets in full subsequent to fiscal year end to review the year end results with management and the Company's independent auditors. On behalf of the full Audit Committee, a Sub-Committee may meet with management and the Company's independent auditors, in lieu of the full Audit Committee, to review the quarterly financial statements in accordance with the Company's Audit Committee Charter. The Audit Committee held four (4) meetings during the Company's 2010 fiscal year and the Sub-Committee did not meet during the Company's 2010 fiscal year.

The Board has determined that all of the members of the Audit Committee are independent within the meaning of the regulations of the Securities and Exchange Commission (the "SEC"), the listing standards of the New York Stock Exchange ("NYSE") and the Company's Corporate Governance Guidelines. The Board has further determined that Steven A. Clifford (current chairman of the committee) qualifies as a Company "audit committee financial expert" as defined by the rules and regulations of the SEC. Additionally the Board has determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise, as such qualifications are defined in the rules of the NYSE. The Charter of the Audit Committee may be found on the Company's web site at www.toddpacific.com. A copy may also be obtained from the Corporate Secretary at Todd Shipyards Corporation, 1801 16th Avenue SW, Seattle, Washington 98134.

The Report of the Audit Committee appears below on page 21.

Compensation Committee

The principal responsibilities of the Compensation Committee are to establish and periodically review matters involving executive compensation; to recommend changes in employee benefit programs; and to provide counsel on key personnel selection and development programs for all corporate officers. The Compensation Committee is also responsible for establishing the compensation of the Chairman of the Board of Directors, its members and the chairmen and members of the respective committees. The Compensation Committee is composed exclusively of Directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, independent and free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The Compensation Committee held one (1) meeting during fiscal year 2010. The Charter of Compensation Committee may be found on the Company's web site at www.toddpacific.com. A copy may also be obtained from the Corporate Secretary at Todd Shipyards Corporation, 1801 16th Avenue SW, Seattle, Washington 98134.

The Compensation Committee is responsible for risks relating to employment policies and the Company's compensation and benefits systems. To assist it in satisfying these oversight responsibilities, the Committee may retain its own compensation consultant and meets regularly with management and with outside counsel to understand the financial, human resources and stockholder implications of compensation decisions being made. In fiscal year 2010, the Committee did not engage any consultant to provide advice or services related to compensation of the Company's named executive officers.

The Report of the Compensation Committee appears on page 18.

Nominating/Corporate Governance

The primary objective and role of the Nominating/Corporate Governance Committee is to assist the Board in fulfilling its responsibilities by (i) identifying individuals qualified to become Board Directors, (ii) selecting, or recommending selection of the director nominees for the next annual meeting of stockholders, and (iii) evaluating the effectiveness of the entire Board by ensuring that all standing committees are composed of qualified members. The Nominating/Corporate Governance Committee is composed exclusively of Directors who are not salaried employees of the Company and who are, in the opinion of the Board of Directors, independent and free from any relationship which would interfere with the exercise of independent judgment as a Committee member. The Nominating/Corporate Governance Committee did not meet during fiscal year 2010. The Nominating/Corporate Governance Committee Charter may be found on the Company's web site at www.toddpacific.com. A copy may also be obtained from the Corporate Secretary at Todd Shipyards Corporation, 1801 16th Avenue SW, Seattle, Washington 98134.

Executive Committee

During intervals between meetings of the Board of Directors, the Executive Committee exercises all the powers of the Board (except those powers specifically reserved by Delaware law to the full Board of Directors) in the management and direction of the Company's business and conduct of the Company's affairs in all cases in which specific directions have not been given by the Board. The Executive Committee held one (1) meeting during the Company's 2010 fiscal year.

Nominees for the Board of Directors

The Nominating/Corporate Governance Committee considers candidates for Board membership suggested by its members and other Board members, as well as by management and the Company's stockholders. As set forth in the Charter of the Nominating/Corporate Governance Committee, the committee reviews with the Board the appropriate characteristics, skills and experience for the Board as a whole and its individual members, and recommends to the Board of Directors candidates for Board membership in accordance with the characteristics, skills and experience set forth in the Corporate Governance Guidelines. The Nominating/Corporate Governance Committee, in evaluating the suitability of individual candidates and recommending candidates to stand for election, takes into account many factors, including a candidate's personal and professional ethics, integrity and values. The committee searches for candidates that have an inquisitive and objective perspective, practical wisdom, mature judgment and a dedication to the long-term interests of the stockholders. The Company endeavors to have a Board with diverse experience in many types of business and the current Board members have backgrounds which include manufacturing, finance, media, investments, construction, law, government and national defense. The Nominating/Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best advance the success of the Company and represent stockholder interests through the exercise of sound judgment and calling upon the group's diversity of experience in these various areas. In searching for qualified director candidates to stand for election to the Board and to fill vacancies on the Board, the Nominating/Corporate Governance Committee solicits current Directors for the names of potential qualified candidates and may ask directors to pursue their own business contacts for the names of potentially qualified candidates. In the future, the Nominating/Corporate Governance Committee may retain search firms or consult with outside advisors to assist in the search for qualified candidates.

In addition, the Nominating/Corporate Governance Committee will consider candidates proposed by stockholders. To be considered by the Nominating/Corporate Governance Committee, nominations by a stockholder must made in a written notice received by the Secretary of the Company not less than 90 days prior to such meeting. Such stockholder's notice to the Secretary must set forth (a) the name and address as they appear on the Company's books of the stockholder who intends to make the nomination, (b) the name, age, occupation, business and residence addresses, if known, and the principal occupation of each person whom the stockholder intends to nominate, (c) a representation that the stockholder is a holder of the Company's stock entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (d) a description of all arrangements and understandings between the stockholder and each person the stockholder intends to nominate and each other person or persons, if any (naming such person or persons and stating the beneficial ownership of securities of the Company or each such person), (e) such additional information with respect to each nominee proposed by the stockholder as would have been required to be included in a proxy statement pursuant to the then effective proxy rules of the SEC, had each such proposed nominee been nominated by the Board of Directors of the Company, and (f) a consent to be nominated and to serve as a director, if elected, signed by each such proposed nominee.

Once the Nominating/Corporate Governance Committee has identified a prospective nominee, the Committee makes a determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on whatever information is provided to the Committee at the time of the recommendation of the prospective candidate, as well as the Committee's own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the evaluation factors described below.

The Committee then evaluates the prospective nominee against the standards and qualifications set forth below and in the Committee's Charter and as set forth in the Company's Corporate Governance Guidelines, including:

  the prospective nominee's personal and professional integrity, ethics and values;

  the prospective nominee's experience in corporate management, such as serving as an officer or former officer of a publicly held company;

  whether the prospective nominee has had broad business, governmental, non-profit or professional experience that indicates that the prospective nominee will be able to make a significant contribution to the Board's discussion on the assortment of issues facing the Company;

  whether the prospective nominee has special skills, expertise and background that add to and complement the range of skills, expertise and background of the current members of the Board;

  the prospective nominee's experience as a board member of another publicly held company;

  the nature of and time involved in a prospective nominee's service on other boards and/or committees;

  the extent of the prospective nominee's practical and mature business judgment; and finally the prospective nominee's ability to capably represent the interests of the stockholders.

The Committee also considers such other relevant factors as it deems appropriate. After completing the evaluation, the Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Committee and meeting with the prospective nominees who are not currently members of the Board.

Fees for Board and Committee Service

Directors who are compensated as full-time employees of the Company receive no additional compensation for service on the Board of Directors or its committees. Each Director who is not a full-time employee of the Company is paid $16,000 per annum excepting the Chairman of the Board who is paid $50,000 per annum for his services. The Chairman of the Audit Committee is paid an additional $10,000 per annum for his services at all Audit Committee meetings. He is not paid an attendance fee for Audit Committee meetings. Directors also receive an attendance fee of $1,200 for each Board or committee meeting attended in person and $600 for each meeting attended by telephone or internet and their expenses for attending Board and committee meetings are reimbursed.

DIRECTOR COMPENSATION - YEAR ENDED MARCH 28, 2010
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Brent D. Baird	$23,200	$20,832					$44,032
Steven A. Clifford	$30,200	$10,854					$41,054
Patrick W.E. Hodgson	$55,400	$16,783					$72,183
Joseph D. Lehrer	$22,000	$6,805					$28,805
William L. Lewis	$21,400	$10,854					$32,254
J. Paul Reason	$21,400	$24,880					$46,280
Philip N. Robinson	$12,200	$ 5,534					$17,734

(1) Each member of the Board of Directors who is not an employee of the Company receives 750 shares of restricted stock, immediately upon his/her election to the Board at the annual meeting of the stockholders of the Company. An additional 750 shares of restricted stock are issued to any individual who is not an employee of the Company when such person is elected to the Board of Directors for the first time. Each such award of restricted stock will vest ratably by month over a period of three (3) years, such that the unvested portion of any such award will be forfeited and returned to the Company in the event that the recipient should voluntarily resign as a director or refuse to accept renomination for election; anything to the contrary notwithstanding, if any Director holding unvested restricted stock awards under the foregoing program is not nominated for reelection to the Board of Directors or is otherwise not elected to the Board of Directors, or upon such a Director's death or permanent disability, all of his unvested restricted stock will thereupon fully vest. The amounts in this column represent the dollar value recognized for financial reporting purposes for the 2010 fiscal year by estimating the compensation cost for all stock based awards at fair value on the date of the grant, and recognizing compensation expense over the service period for awards expected to vest. We estimate the fair value of stock-based awards using the Black-Scholes option-pricing model, and amortize the fair value on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. For those Directors that made an Internal Revenue Code Section 83(b) election, we account for the income tax upon the award of the stock rather than as the stock vests over the three year period.

Subsequent to the end of fiscal years 2009 and 2010, the Compensation Committee approved awards, effective upon election to the Board at the Annual Meeting of Stockholders on August 21, 2009 and August 20, 2010, in the form of stock settled appreciation rights (SSAR Awards). Each SSAR Award relates to 2,000 stock settled appreciation rights and will vest over a period of three (3) years and expire after five (5) years. The unvested portion of any such SSAR Award will be forfeited and returned to the Company in the event that the recipient should voluntarily resign as a director or refuse to accept renomination for election. Anything to the contrary notwithstanding, if any Director holding unvested rights under an SSAR Award is not nominated for reelection to the Board of Directors or is otherwise not re-elected to the Board of Directors, or upon such a Director's death or permanent disability, all of his unvested rights under the SSAR will immediately vest in full.

Communication with the Board

Stockholders who want to communicate with the Board of Directors or any of its committees may do so by addressing their correspondence to the Board member or members, c/o the Corporate Secretary, Todd Shipyards Corporation, 1801 16th Avenue SW, Seattle, Washington 98134.

Code of Ethics and Conduct Guidelines

The Company has adopted a Code of Ethics and Conduct Guidelines that is applicable to all employees of the Company, including the principal executive officer, the principal financial officer and the principal accounting officer and controller, as well as the members of the Board of Directors. The Code of Ethics and Conduct Guidelines is available on the Company's website at www.toddpacific.com. A copy may also be obtained from the Corporate Secretary at Todd Shipyards Corporation, 1801 16th Avenue SW, Seattle, Washington 98134. The Company intends to post any amendments to or waivers from its Code of Ethics and Conduct Guidelines (to the extent applicable to the Company's chief executive officer, principal financial officer, principal accounting officer and controller or any other officer or director) at this location on its website.

Ethics Hotline

Todd encourages employees to report possible ethical issues. The Company maintains an ethics hotline that is available 24 hours a day, seven days a week to receive reports of ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls or auditing matters. The ethics hotline number can be found on the Company's intranet. All such calls are received by the Internal Audit Manager and are referred to the chairman of the audit committee for investigation and disposition where warranted. The Company prohibits retaliatory action against any employee for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations of the Company's Code of Ethics and Conduct Guidelines.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors, certain officers and greater-than-10% stockholders ("Reporting Persons") of all publicly-held companies to file certain reports ("Section 16 Reports") with respect to beneficial ownership of such companies' equity securities.

Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representation by them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal year 2010 have been complied with on a timely basis.

EXECUTIVE OFFICERS

The following is a list of the Executive Officers of the Company as of June 30, 2010:
Name	Title	Age
Stephen G. Welch	Chief Executive Officer and President	53
Berger A. Dodge	Chief Financial Officer and Treasurer	41
Michael G. Marsh	Secretary and General Counsel	54

Patrick W.E. Hodgson serves as the Chairman of the Board but has not, since April 2004, served as an executive officer of the Company. Mr. Hodgson is an independent director, as defined by the regulations of the New York Stock Exchange.

Messrs. Welch and Marsh have been employed by the Company in their respective positions indicated above for more than five years. Mr. Dodge has been employed by the Company as the Chief Financial Officer and Treasurer since July 2006. Prior to that time he served as the Company's Manager of Planning and Analysis beginning in January 2003.

EXECUTIVE COMPENSATION

Summary of Compensation

The following table sets forth in dollar amounts all compensation awarded to, earned by, or paid to the Company's Chief Executive Officer, the Company's Chief Financial Officer and the Company's Secretary and General Counsel, which constitute the Company's named executive officers for the 2010 fiscal year:

Summary Compensation Table
Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	Non Equity Incentive Plan Compensation (2)	Change in Pension Value and Non Qualified Deferred Compensation Earnings	All Other Compensation	Total
Berger A. Dodge	2010	$179,572		$49,735	$9,786	$87,278	$44,539	$534	$371,444
Chief Financial Officer and Treasurer	2009	$167,231	-	$43,848	$6,438		$5,951	$292	$223,760
Todd Shipyards and Todd Pacific Shipyards	2008	$155,000	-	$63,586	$3,490	$28,684	$6,874	$115	$257,749

Michael G. Marsh	2010	$186,871		$16,103	$9,786	$87,278	$212,533 (3)	$840	$513,411
Secretary and General Counsel	2009	$180,662	-	$10,216	$6,438		($31,374) (4)	$666	$197,982
Todd Shipyards and Todd Pacific Shipyards	2008	$172,025	-	$4,730	$3,490	$28,684	($34,026) (4)	$334	$175,237

Stephen G. Welch	2010	$372,672		$53,678	$32,620	$407,299	$87,733	$791	$954,793
Chief Executive Officer	2009	$360,616	-	$34,052	$21,458		$8,813	$720	$425,659
Todd Shipyards and Todd Pacific Shipyards	2008	$340,653	-	$15,765	$11,631	$133,861	$1,164	$414	$503,488

(1) The fair value of the stock settled appreciation rights granted to Messrs. Dodge, Marsh and Welch was estimated on the grant date in fiscal years 2008, 2009 and 2010 using the Black-Scholes option-pricing model. Weighted-average assumptions used in the Black-Scholes valuations for fiscal years 2008, 2009 and 2010 are as follows, respectively: risk-free interest rated based on the U.S. Treasury yield of 5.1% 3.66% and 1.88%; dividend yield of 2.5%, 1.4% and 1.5%; and expected volatility based on historical volatility of 38%, 33% and 38%. The four year expected life of the stock settled appreciation rights are based on historical experience.

(2) Pursuant to the Todd Shipyards Corporation Executive Incentive Compensation Plan, the awards of incentive compensation to the Executive Officers of the Company are payable over a three year period. The first payment, representing 50% of the awarded amount, is paid in June of the year awarded. The second payment, representing 25% of the awarded amount, will be paid in June of the next year with the final 25% paid in June of the third year. For example, 50% of the bonus awarded for the 2010 fiscal year was paid in June 2010. The second payment, representing 25% of the awarded amount, will be paid in June 2011 and the final payment, also representing 25% of the awarded amount, will be paid in June 2012. Each Executive Officer's right to receive the 2011 and 2012 payments is fully vested but is contingent upon the Executive Officer being employed with the Company at the designated time of each subsequent payment. (Please see description of the Executive Officer Incentive Plan in the Report of the Compensation Committee.)

(3) The increase in pension value reflects the application of an decrease in the discount rate. Mr. Marsh's pension is more dramatically affected than the other officers due to his length of service (see Retirement System below).

(4) The decrease in pension value reflects the application of an increase in the discount rate. Mr. Marsh's pension is more dramatically affected than the other officers due to his length of service (see Retirement System below).

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($) (2)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Stephen G. Welch	3/30/2009		$280,000
Berger A. Dodge	3/30/2009		$60,000
Michael G. Marsh	3/30/2009		$60,000
Stephen G. Welch	7/1/2009							6,000	10,000	16.98	$138,608
Berger A. Dodge	7/1/2009							1,800	3,000	16.98	$41,583
Michael G. Marsh	7/1/2009							1,800	3,000	16.98	$41,583

(1) The first day of fiscal year 2010 for the Non-Equity Incentive Plan Target.

(2) The Company's Executive Incentive Compensation Plan ("Plan") does not provide for a specific dollar threshold, target or maximum award. Based on the financial performance of the Company in fiscal year 2009, no awards were made. Awards are based on economic profit achieved by the operating company during the fiscal year. The three executive officers of the Company share 10% of the economic profit of the operating company. Mr. Welch is entitled to 7% of the economic profit while Messrs. Dodge and Marsh are entitled to 1 1/2% of the economic profit each. Details of the operation of the Plan are set forth in the Compensation Report. For purposes of this table, an approximate average of incentive plan awards from previous fiscal years in which awards were made are used to illustrate the target amount for fiscal year 2010 which began on March 30, 2009.

OPTION GRANTS IN LAST FISCAL YEAR

Individual Grants

The following tables set forth certain information regarding options (in the form of stock settled appreciation rights "SSARs") granted to and exercised by the named executives during the fiscal year ended March 28, 2010, the total gain realized upon exercise, the number of stock options held at the end of the year, and the realizable gain of the stock options that are in-the-money. The value realized on exercise is determined by calculating the difference between the price of the Company's Common Stock and the exercise price of the options at the date of exercise, multiplied by the number of shares exercised. In-the-money stock options are stock options with exercise prices that are below the year-end stock price because the stock value increased from the grant value.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (7)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Stephen G. Welch, Chief Executive Officer		10,000 (1)		16.98	7/1/2014	6,000 (2)	100,560
Michael G. Marsh, Secretary and General Counsel		3,000 (1)		16.98	7/1/2014	1,800 (2)	30,168
Berger A. Dodge, Chief Financial Officer		3,000 (1)		16.98	7/1/2014	1,800 (2)	30,168
Stephen G. Welch, Chief Executive Officer	3,333	6,667 (3)		14.48	7/1/2013	4,800 (4)	80,448
Michael G. Marsh, Secretary and General Counsel	1,000	2,000 (3)		14.48	7/1/2013	1,440 (4)	24,134
Berger A. Dodge, Chief Financial Officer	1,000	2,000 (3)		14.48	7/1/2013	1,440 (4)	24,134
Stephen G. Welch, Chief Executive Officer	6,667	3,333 (5)		21.02	7/6/2012	3,000 (6)	50,280
Michael G. Marsh, Secretary and General Counsel	2,000	1,000 (5)		21.02	7/6/2012	900 (6)	15,084
Berger A. Dodge, Chief Financial Officer	2,000	1,000 (5)		21.02	7/6/2012	4,100 (6)	68,716

(1) 10,000 SSARs were awarded to Mr. Welch and 3,000 SSARs to each of Mr. Marsh and Mr. Dodge on July 1, 2009, vesting over a three year period and expiring on July 1, 2014. The grants were made with a base price of $16.98 equal to the fair market value on date of grant.

(2) Effective July 1, 2009, the Compensation Committee granted restricted stock awards to the three executive officers of the Company. An award of 6,000 restricted stock units vesting at the rate of 20% on the next five anniversaries of the award was made to the Mr. Welch as Chief Executive Officer and awards of 1,800 restricted stock units each and the same vesting provisions were made to Mr. Marsh and Mr. Dodge.

(3) 10,000 SSARs were awarded to Mr. Welch and 3,000 SSARs to each of Mr. Marsh and Mr. Dodge on July 1, 2008, vesting over a three year period and expiring on July 1, 2013. The grants were made with a base price of $14.48 equal to the fair market value on date of grant.

(4) Effective July 1, 2008, the Compensation Committee granted restricted stock awards to the three executive officers of the Company. An award of 6,000 restricted stock units vesting at the rate of 20% on the next five anniversaries of the award was made to the Mr. Welch as Chief Executive Officer and awards of 1,800 restricted stock units each and the same vesting provisions were made to Mr. Marsh and Mr. Dodge.

(5) 10,000 SSARs were awarded to Mr. Welch and 3,000 SSARs to each of Mr. Marsh and Mr. Dodge on July 6, 2007, vesting over a three year period and expiring on July 1, 2012. The grants were made with a base price of $21.02 equal to the fair market value on date of grant.

(6) Effective July 6, 2007, the Compensation Committee granted restricted stock awards to the three executive officers of the Company. An award of 5,000 restricted stock units vesting at the rate of 20% on the next five anniversaries of the award was made to the Mr. Welch as Chief Executive Officer and awards of 1,500 restricted stock units each and the same vesting provisions were made to Mr. Marsh and Mr. Dodge. The Committee also granted an additional 8,000 restricted stock units (of which 1,600 shares vested immediately with the remainder to vest over the next four anniversaries) in retroactive recognition of his assignment to the role of Chief Financial Officer as of July 1, 2006. (See Report of the Compensation Committee below for actions taken after the end of fiscal year 2009.)

(7) Based on market value at the end of fiscal year 2010 which was $16.76 per share.

OPTION EXERCISES AND STOCK VESTED
	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stephen G. Welch			2,200	36,136
Berger A. Dodge			2,260	36,057
Michael G. Marsh			660	10,841

TODD SHIPYARDS CORPORATION RETIREMENT SYSTEM

The Todd Shipyards Corporation Retirement System as amended as of July 1, 2002 (the "Retirement Plan") is a pension plan originally established by the Company on August 1, 1940 to provide lifetime retirement benefits to eligible employees. The Retirement Plan is a qualified defined benefit plan under the Employee Retirement Income Security Act. The Retirement Plan is administered by a committee (the "Retirement Board") of not less than three persons appointed by the Board of Directors. Messrs. Dodge, Marsh, and Welch, participated in the Retirement System during fiscal year 2010. On March 17, 2007 the Board of Directors approved an amendment to the Retirement Plan to close the Retirement Plan to any persons hired on or after April 9, 2007.

A participant is generally eligible for a benefit under the Retirement Plan on his or her normal retirement date, which is age 65. The normal annual retirement allowance payable upon retirement is equal to 1 3/4% of the participant's average final compensation (as defined) multiplied by his years of credited service (as defined), reduced by the lesser of (i) 1/2% of the employee's covered compensation (as defined) for each year of credited service not in excess of 35 years or (ii) 50% of the benefit that would be provided if the benefit were limited to the employer-provided portion based on the employee's covered compensation and had been determined without regard to the reduction.

Payment of benefits under the Retirement Plan are normally paid in an annuity form beginning at age 65, with reductions for commencement of benefits prior to age 65. Participants may elect a lump sum form of payment.

Compensation covered by the Retirement Plan includes salary and any cash bonuses as indicated in the Summary Compensation Table above. The Pension Plan Table below indicates for each of the executive officers employed during fiscal year 2010, the number of years of credited service, the present value of accumulated benefits and any payments received during fiscal year 2010. Current law limits the Average Final Compensation that may be considered in calculating a pension benefit to $245,000. The benefits reflect an estimated deduction for the offset described above. The estimated credited years of service for Messrs. Dodge, Marsh, and Welch at age 65 is 30 years, 37 years, and 22 years, respectively.

Pension Plan Table

PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Stephen G. Welch	*	10.0	$222,867	$0
Michael G. Marsh	*	27.3	$605,340	$0
Berger A. Dodge	*	7.0	$75,942	$0

* Todd Shipyards Corporation Retirement System

TODD SHIPYARDS CORPORATION SAVINGS INVESTMENT PLAN

The Todd Shipyards Corporation Savings Investment Plan as amended and restated as of April 1, 2002 (the "Savings Plan") is a profit sharing plan originally established on July 1, 1984 to provide retirement benefits to participating employees. The Savings Plan is intended to comply with Section 401(k) of the Internal Revenue Code of 1986, as amended, and the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

The Savings Plan covers all full-time administrative employees of the Company with at least six months of service prior to September 17, 2004 with coverage extended to date hired for eligible employees hired after September 16, 2004. Under the Savings Plan, a participant may elect to make before-tax contributions by reducing eligible compensation (as defined) to an amount equal to a percentage of such compensation from 1% up to and including 75%. Prior to March 31, 1989, participants were permitted to make after-tax contributions to the Savings Plan; however, no such contributions have been permitted since such date although such accounts continue to be credited with investment earnings and losses. Each participant may direct the committee, which administers the Savings Plan, to invest his or her before-tax contributions among the available investment options which include, at present, a range of domestic and foreign equity and bond funds.

Under the terms of the Savings Plan, the Company contributes an amount up to 2.4% of each participant's annual salary depending on the participant's Savings Plan contributions. In fiscal year 2010, the Company contributed approximately $203,727 to the Savings Plan.

Each participant has a 100% vested, non-forfeitable right to all before-tax contributions from eligible compensation. Each participant has a vested, non-forfeitable right to any employer matching contributions made to his or her account based on a two-year cliff-vesting schedule.

Benefits under the Savings Plan are payable only in the form of a lump sum payment upon request at any time after termination of employment.

Employment Arrangements

On February 7, 2001, the Company renewed and extended its employment of Stephen G. Welch as President and Chief Executive Officer of the Company for a three-year term expiring on February 6, 2004. Pursuant to its provisions, Mr. Welch's employment contract automatically renews on a year-to-year basis unless either party terminates the agreement by notice given at least sixty (60) days prior to the end of the initial term or any successive term. Under this provision, the agreement is currently scheduled to terminate on February 7, 2011.

Mr. Welch participates along with the other Executive Officers in the Todd Shipyards Corporation Executive Incentive Compensation Plan which was filed as an exhibit in its entirety with the Company's Form 10-K in June 2005.

The Executive Officers' annual salaries as of July 1, 2010 were:

Stephen G. Welch, Chief Executive Officer and President...........$385,000

Michael G. Marsh, Secretary & General Counsel....................$200,000

Berger A. Dodge, Chief Financial Officer and Treasurer............$193,200

ADDITIONAL INFORMATION WITH RESPECT TO COMPENSATION INTERLOCKS AND INSIDER PARTICIPATION IN COMPENSATION DECISIONS

The members of the Company's Compensation Committee are set forth below in the Report of the Compensation Committee. None of the members of the Company's Compensation Committee (i) were, during the fiscal year, an officer or employee of the Company; (ii) were formerly an officer or employee of the Company; or, (iii) had any relationship requiring disclosure by the Company as Certain Relationships and Related Transactions.

None of the executive officers of the Company served as a member of a compensation committee or a director of any entity whose executive officers or directors served as a member of the Compensation Committee or a director of the Company.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the "Committee") of the Board of Directors establishes the general compensation policies of the Company, administers the Company's Incentive Stock Compensation Plan and establishes the cash compensation of executive officers. The Committee is also responsible for establishing the compensation of the Chairman of the Board of Directors, its members and the chairmen and members of the respective committees. Compensation decisions are subject to ratification by the full Board of Directors. The Committee currently consists of Directors Lehrer, Lewis and Reason who are independent, non-employee directors having no interlocking relationships as defined by the SEC. The Committee had one (1) formal meeting in fiscal year 2010, but had a number of e-mail communications and informal telephone conferences during the year.

The Committee believes that executive officer compensation, including that of the Chief Executive Officer, should be heavily influenced by Company performance and achievement of goals. Annually, the Committee establishes each executive officer's cash and incentive compensation based on the Board of Directors' evaluation of the Chief Executive Officer, and the evaluation by the Board of Directors and Chief Executive Officer of the other executive officers. The officers' past performance and relative impact on the success of the Company and the achievement of its goals is included in such evaluations.

The Committee has developed a compensation strategy for the Company's executive officers, that provides incentives for (i) short and long-term strategic management, (ii) enhancement of stockholder value, (iii) improving the Company's annual and long-term performance, (iv) individual performance, and (v) other criteria designed to further align the interests of the Company's officers with those of its stockholders. The Committee and the Board of Directors believe that the executive officers' ownership of an equity interest in the Company is an incentive in building stockholder value and aligning the long-term interests of management and stockholders.

Salary and Cash Compensation

We use salary compensation to recognize and take into account requisite competencies, experience, and knowledge that we believe our executives must possess. In setting base salaries, the Committee considers the executive's experience, the difficulty that might be encountered in replacing the executive, and how limited the pool of qualified people might be.

The three officers of the Company received the following adjustments in their base salaries for fiscal year 2010, effective June 29, 2009:

Stephen G. Welch, Chief Executive Officer was granted an increase of $10,000 to $375,000

Michael G. Marsh, Secretary & General Counsel was granted an increase of $5,500 to $188,500

Berger A. Dodge, Chief Financial Officer was granted an increase of $13,600 to $183,600

Subsequent to the end of the 2010 fiscal year, effective June 28, 2010, the Compensation Committee made annual salary adjustments for the three executive officers with respect to the 2011 fiscal year as follows:

Stephen G. Welch, Chief Executive Officer, was granted an increase of $10,000 to $385,000.

Michael G. Marsh, Secretary & General Counsel, was granted an increase of $11,500 to $200,000.

Berger A. Dodge, Chief Financial Officer, was granted an increase of $9,600 to $193,200.

Executive Incentive Compensation Plan

The Committee oversaw operation of the Executive Incentive Compensation Plan for fiscal year 2010 and has approved continued use of the plan for fiscal year 2011. The plan is based on the sharing of a percentage of the Economic Profit achieved by the Company's shipyard operations focusing on short term (yearly) incentives for performance.

The plan was designed with the following objectives in mind:

  Provide an incentive for executives to create lasting economic value for the benefit of Todd stockholders;

  Tie incentive awards to stockholder value based on objective criteria and a formula-driven share line;

  Focus executive management's attention on key financial measures;

  Ensure Todd's executive compensation packages remain competitive with other employers with similar employees in comparable positions and relevant geographic locations;

  Provide a plan with clear boundaries, clear mechanics and clear rules that is easy to administer.

For purposes of the plan, Economic Profit is defined as net operating profit after cash taxes, minus a capital charge for the invested capital used to generate the net operating profit. The capital charge is equal to 10% of the capital invested in the shipyard operations. Pursuant to the plan, the three executive officers of the Company receive a combined 10% of the Economic Profit of the shipyard in amounts that vary in accordance with their positions. Any incentive compensation payments earned by the officers under the plan are payable in three annual installments in the respective amounts of 50%, 25% and 25% of the amount earned by the executive in any fiscal year. The plan also provides for certain events that would cause the forfeiture of the payment of amounts which have been earned but are unpaid under the plan, and certain events which would cause the acceleration in the payment of amounts earned under the plan. Based on the financial performance of the Company in fiscal year 2010, awards were made of $407,299, $87,278, and $87,278 to Messrs: Welch, Marsh and Dodge respectively.

Equity Based Compensation

The equity plans are intended as longer term incentives - both from a vesting and a performance point of view. The Committee has determined to award restricted stock awards ("RSAs") and stock settled appreciation rights ("SSARs") as a means of compensating officers and directors by a means that aligns their interests with the interests of stockholders.

Restricted Stock Awards

Pursuant to the 2003 Incentive Stock Compensation Plan approved by the Stockholders in September 2003, executives are eligible to receive grants of RSAs. A RSA is a right to receive Todd Shipyards Corporation ("Todd") common shares over a vesting period. Upon vesting, employees receive Todd common shares that they own outright. The Committee has purposely moved away from stock option awards in favor of RSAs and SSARs (see below). We believe stock awards are a good instrument to provide significant equity compensation to employees to align the interests of the executive with those of our stockholders. Prior to vesting of RSAs, executives do not have any right to vote or receive dividends on the shares underlying the award. Effective July 1, 2009, the Compensation Committee awarded RSAs to the three executive officers of the Company. An award of 6,000 restricted stock units vesting at the rate of 20% on the next five anniversaries of the award was made to the Mr. Welch as Chief Executive Officer and awards of 1,800 restricted stock units each and the same vesting provisions were made to Mr. Marsh and Mr. Dodge.

Subsequent to the end of the 2010 fiscal year, effective July 1, 2010, the Compensation Committee made an additional award to the three executive officers of the Company. An award of 6,000 restricted stock units, vesting at the rate of 20% on the next five anniversaries of the award, was made to Mr. Welch as Chief Executive Officer, and awards of 1,800 restricted stock units each and the same vesting provisions were made to Mr. Marsh and Mr. Dodge.

Stock Settled Appreciation Rights

A Stock Settled Appreciation Right is an award which provides the executive with the ability to profit from the appreciation in value of a set number of shares of company stock over a set period of time. The valuation of a stock appreciation right operates exactly like a stock option in that the employee benefits from any increases in stock price above the price set in the award. However, unlike an option, the employee is not required to pay an exercise price to exercise them, but simply receives the net amount of the increase in the stock price in shares of Todd stock. The Committee determined to award SSARs, rather than stock options, because of favorable accounting treatment under FAS 123R, in order to limit the dilution to other stockholders, and in order to reward executives for appreciation in the Company's stock price without the difficulties of raising money for the exercise price of an option. In the Committee's view, neither the executive officers nor the stockholders are served if the Compensation program operates to force the officers to sell rather than hold Company shares as a long term investment. The Committee continued the use of the SSARs in fiscal year 2010 by granting 10,000 rights to Mr. Welch and 3,000 rights to each of Mr. Marsh and Mr. Dodge, vesting over a three year period and expiring on July 1, 2014. The grants were made with a base price of $16.98 equal to the fair market value on date of grant (July 1, 2009).

Subsequent to the end of fiscal year 2010, the Compensation Committee granted additional SSARs to the three executive officers of 10,000 rights to Mr. Welch and 3,000 rights to each of Mr. Marsh and Mr. Dodge, vesting over a three year period and expiring on July 1, 2015. The grants were made with a base price of $14.55 equal to the fair market value on the date of grant (July 1, 2010).

The Committee reviews and approves all stock awards issued as part of the annual employee performance review.

Severance and Change in Control Benefits

Mr. Welch's employment agreement provides him with a change in control benefit. The benefit is triggered if Mr. Welch is terminated or not offered continued employment upon a change in control of the Company or Mr. Welch voluntarily terminates his employment following a six month transition period after the change in control. The benefit is paid in a lump sum equal to two times Mr. Welch's base salary in effect at the time of the change of control. The Committee believes this agreement serves the best interests of the Company and its stockholders by ensuring that, in considering any proposed change in control, our CEO would be able to advise the Board about the potential transaction objectively, without being unduly influenced by personal concerns such as the loss of employment following the transaction. This arrangement is intended to promote stability and continuity of senior management. In addition, Mr. Welch's employment agreement provides for severance payments upon a termination without cause equal to one year's base salary.

Section 162(m) of the Internal Revenue Code - Compensation Deductibility Limits

Other than for qualified performance-based compensation, Section 162(m) generally denies a deduction for federal revenue tax wages by any publicly held corporation for compensation paid in a taxable year to the Company's chief executive officer and four other highest compensated officers to the extent that the officer's compensation exceeds $1.0 million. In 2006, our stockholders approved an incentive plan that provides for performance-based compensation in compliance with Section 162(m). The plan is intended to permit the deductibility of compensation in excess of $1.0 million per year, if any, when paid in accordance with the plan. There may be circumstances in which the Committee may approve compensation that is not deductible to ensure competitive levels of compensation for its executive officers.

The Compensation Committee intends that this Report serve as the Compensation Discussion and Analysis and recommended to the Board that this Report be included in the Company's Proxy Statement in connection with its meeting to be held August 20, 2010, and incorporated by reference into the Company's Annual Report for the fiscal year ended March 28, 2010.

Joseph D. Lehrer, Compensation Committee Chair

J. Paul Reason, Compensation Committee Member

William L. Lewis, Compensation Committee Member

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee (the "Committee") oversees the Company's internal controls and financial reporting process on behalf of the Board of Directors.

Management has the primary responsibility for the consolidated financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the Company's audited consolidated financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company's audited consolidated financial statements with United States generally accepted accounting principles, the auditor's judgments as to the quality, not just the acceptability, of the Company's accounting principles, the Company's internal control over financial reporting, and such other matters as are required to be discussed with the Committee under standards of the Public Company Accounting Oversight Board (United States). In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non audit services with the auditors' independence.

The Committee discussed with the Company's independent auditors the overall scope and plans for their audit. The Committee met with the independent auditors and management to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four (4) meetings during fiscal year 2010.

The Committee also met separately with the internal auditor, without management present, to discuss the results of his examinations and his audit plan for fiscal year 2010. (The internal auditor reports directly to the Audit Committee.) Additionally, the chairman of the Committee met throughout the fiscal year with the internal auditor and senior financial staff to review, among other items, the plan for continued compliance with the requirements of the Sarbanes-Oxley Act of 2002.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended March 28, 2010 for filing with the Securities and Exchange Commission.

Steven A. Clifford, Audit Committee Chair

Brent D. Baird, Audit Committee Member

Patrick W.E. Hodgson, Audit Committee Member

The material in the Report of the Audit Committee, and the accompanying Performance Graph on the Company's stock performance are not "soliciting material," and are not deemed "filed" with the SEC or subject to the SEC's proxy rules or to the liabilities of Section 18 of the Exchange Act, and are not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

PERFORMANCE GRAPH

The following graph compares the Company's Common Stock performance (Company-Index) to that of the Dow Jones US Total Market Index (DOW-Index) and the Dow Jones US Commercial Vehicles & Trucks Index (DJCVT-Index), all of which assume the reinvestment of dividends. In previous years, the Company used for the following graph the Dow Jones Transportation Equipment Index, which has been realigned by a new method for classifying companies by lines of business. The Company is now included in the Dow Jones Commercial Vehicles & Trucks Index.

The following table outlines the points used in the performance graph. Company = Todd Shipyards Corporation; DJCVT = Dow Jones US Commercial Vehicles & Trucks Index; DOW = Dow Jones US Total Market Index.
Dates	Company Index	DJCVT Index	DOW Index
April 3, 2005	100.00	100.00	100.00
April 2, 2006	166.55	144.38	114.71
April 1, 2007	102.48	168.87	127.97
March 30, 2008	90.88	201.22	120.44
March 29, 2009	80.06	87.10	76.93
March 28, 2010	97.52	175.04	114.22

The information presented in the performance graph indicates that $100 invested in the Company's Common Stock on April 3, 2005 would be worth $97.52 on March 28, 2010 which represents a compound annual loss of approximately 0.50%. The same amount hypothetically invested in the Dow Jones US Commercial Vehicles & Trucks Index would be worth $175.04, representing a compound annual gain of 11.85%. Also, $100 invested in the Dow Jones Industrial Averages would be worth $114.22, which represents a compound annual gain of approximately 2.70%.

Additional Information Regarding Equity Compensation Plans

The following table sets forth information regarding the Company's equity compensation plans in effect as of July 19, 2010. Each of the company's equity compensation plans is an "employee benefit plan" as defined by Rule 405 of Regulation C of the Securities Act of 1933.

Securities Authorized for Issuance Under Equity Compensation Plans
Plan Category	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and stock settled appreciation rights	Weighted-average exercise price of outstanding options, warrants and stock settled appreciation rights	Number of shares of common stock remaining available for future issuance under equity compensation plans
Equity compensation plans approved by stockholders:	76,000	$16.79	139,050
Equity compensation plans not approved by stockholders:	0	-	0
Totals:	76,000		139,050

PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to shares of the Common Stock which are held by (i) persons known to the Company to be the beneficial owners of more than 5% of said stock, (ii) each current Director, (iii) each Nominee, (iv) all current executive officers and Directors as a group, and (v) all Nominees as a group. For purposes of this proxy statement, beneficial ownership of securities is defined in accordance with the rules of the SEC and more generally as the power to vote or dispose of securities regardless of any economic interest therein. Unless otherwise indicated, the stockholders have sole voting and investment power with respect to the shares indicated. All information set forth on the following table is as of July 19, 2010, except as otherwise noted, and is taken from or based upon ownership filings made by such persons with the SEC or upon information provided by such persons to the Company.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Brent D. Baird	38,516	(3,4)	--
Steven A. Clifford	10,916	(4)	--
Patrick W.E. Hodgson	77,816	(4)	1.3%
Joseph D. Lehrer	4,916	(4)
William L. Lewis	9,916	(4)	--
J. Paul Reason	3,666	(4)
Stephen G. Welch	158,339	(5)	2.7%
Dimensional Fund Advisors	322,309		5.6%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
BlackRock, Inc.	282,915		4.9%
40 East 52nd Street
New York, NY 10022
John D. Weil	507,118	(6)	8.8%
200 North Broadway, Ste. 825
St. Louis, MO 63102-2573
All Current Directors, Nominees and Executive Officers as a Group (9 persons)	356,445	(7)	6.1%
All Nominees as a Group (7 persons)	304,085	(8)	5.2%

(1) All beneficial ownership is sole and direct unless otherwise noted.

(2) No percent of class is given for holdings less than one percent of the outstanding Common Stock.

(3) Brent Baird owns directly 37,850 shares of which 10,100 shares are held in a retirement plan for Mr. Baird.

(4) Includes 666 stock settled appreciation rights subject to exercise on August 21, 2010.

(5) Includes 11,253 shares held through the 401(k) Savings Plan as of July 19, 2010 and 19,999 stock settled appreciation rights subject to exercise at July 19, 2010.

(6) John Weil has sole voting and dispositive powers over the shares, but does not hold them directly nor does he have sole economic benefit.

(7) Includes 11,253 shares held through the 401(k) Savings Plan as of July 19, 2010 and 35,995 stock settled appreciation rights subject to exercise at July 19, 2010. No named executive officer, other than Mr. Welch, owns more than one percent of our issued and outstanding common stock.

(8) Includes 11,253 shares held through the 401(k) Savings Plan as of July 19, 2010 and 23,995 stock settled appreciation rights subject to exercise at July 19, 2010.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Certain Relationships

The Company has retained the law firm of Greensfelder, Hemker & Gale, P.C., of which Mr. Lehrer is a stockholder and officer, relating to various matters.

Messrs. Hodgson and Baird are members of the Board of Directors of M&T Bank Corporation whose wholly owned subsidiary, M&T Bank, serves as the Company's principal depository. The Company pays usual and customary fees to M&T Bank for its banking services.

Review, Approval or Ratification of Transactions with Related Persons

The Company's general counsel monitors transactions between the Company and its executive officers and directors. The general counsel refers to the Audit Committee for review and approval any significant transactions between the Company and its executive officers and directors, including those requiring disclosure under Item 404 of SEC Regulation S-K.

PROPOSAL 2 - RATIFICATION OF THE SELECTION

OF GRANT THORNTON LLP AS THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2011

Grant Thornton LLP currently serves as the Company's independent registered public accounting firm, and that firm conducted the audit of the Company's consolidated financial statements for fiscal year 2010. The Audit Committee has appointed Grant Thornton LLP to serve as its independent registered public accounting firm to conduct an audit of the Company's consolidated financial statements for fiscal year 2011 and the Company's system of internal controls over financial reporting.

Selection of the Company's independent registered public accounting firm is not required to be submitted to a vote of the stockholder of the Company for ratification. In addition, the Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent auditors. However, the Board of Directors is submitting this matter to the stockholder as a matter of good corporate practice; however, the failure of the stockholder to ratify the selection will not change the engagement of Grant Thornton LLP for fiscal year 2011. The Audit Committee will consider the vote of the stockholder for future engagements. Even if stockholder vote in favor of the appointment, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and the stockholder.

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL.

Independent Auditor's Fees

Audit Fees

The aggregate fees that the Company paid or accrued for professional services rendered by the Company's independent outside auditors, Grant Thornton LLP, for the audit of the Company's annual financial statements, timely quarterly reviews and the audit of internal control over financial reporting for the fiscal years ended March 28, 2010 and March 29, 2009 were $367,964 and $367,641, respectively.

Audit Related Fees

The aggregate fees that the Company paid for professional services rendered by Grant Thornton LLP for audit related services for fiscal years 2010 and 2009 were $15,813 and $2,006, respectively.

Tax Fees

The aggregate fees that the Company paid or accrued for professional services rendered by Grant Thornton LLP for tax services for fiscal years 2010 and 2009 were $13,335 and $5,250, respectively.

All Other Fees

There were no other fees paid or accrued for professional services by Grant Thornton LLP for fiscal years 2010 and 2009.

SOLICITATION OF PROXIES

The Company will bear the entire cost of preparing, assembling, printing and mailing this proxy statement and the enclosed form of proxy or voting instruction form (as the case may be), and of soliciting proxies. The Company will request banks and brokers to solicit their customers who beneficially own shares listed of record in names of nominees, and will reimburse those banks and brokers for their reasonable out-of-pocket expenses in connection with such solicitation. The initial solicitation of proxies by mail may be supplemented by telephone, telegram and in-person solicitation by directors, nominees for director, officers and other regular employees of the Company, but no additional compensation will be paid to such individuals.

The Company has retained W.F. Doring and Company to solicit proxies from individuals, brokers, bank nominees and other institutional holders. W.F. Doring and Company will be paid fees of approximately $2,500, and will be reimbursed for their reasonable expenses in connection with this solicitation.

Except as described in this proxy statement, to the best of the Company's knowledge, no person who has been a Director or executive officer of the Company since the beginning of its last fiscal year, no Nominee, nor any associate of the foregoing, has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon, other than elections to office.

Individuals, brokers, banks and other institutional holders should direct questions concerning this solicitation or the procedure to be followed to execute and deliver a proxy to W.F. Doring and Company at (201) 823-0013.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders desiring to exercise their rights under the SEC's proxy rules to submit proposals for consideration by the stockholders at the 2011 Annual Meeting are advised that their proposals must be received by the Company no later than March 21, 2011 in order to be eligible for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

ANNUAL REPORT TO STOCKHOLDERS

The 2010 Annual Report of the Company, which includes consolidated financial statements for the fiscal year ended March 28, 2010 is being mailed to the stockholders with this proxy statement. The Annual Report is not to be considered part of the soliciting material.

OTHER MATTERS

The Board of Directors is not aware of any business to be presented at the Meeting, except the matters set forth in the Notice of Annual Meeting and described in this proxy statement. If any other matters properly come before the Meeting, the persons designated as agents in the enclosed form of proxy will vote on such matters in accordance with their best judgment.

COPIES OF THE COMPANY'S REPORT ON FORM 10-K TO THE SEC CAN BE OBTAINED WITHOUT CHARGE BY STOCKHOLDERS (INCLUDING BENEFICIAL OWNERS OF THE COMPANY'S COMMON STOCK).

SHAREHOLDER RELATIONS DEPARTMENT

TODD SHIPYARDS CORPORATION

1801-16TH AVENUE SW

SEATTLE, WASHINGTON 98134

Michael G. Marsh

Secretary and General Counsel

July 19, 2010

TODD SHIPYARDS CORPORATION

▼ FOLD AND DETACH HERE ▼

Please mark your votes as indicated in this example [X]

1. ELECTION OF DIRECTORS

Nominees:

01 Brent D. Baird
02 Steven A. Clifford
03 Patrick W. E. Hodgson
04 Joseph D. Lehrer
05 William L. Lewis
06 J. Paul Reason, USN (Ret.)
07 Stephen G. Welch

FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
☐	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________________

FOR	AGAINST	ABSTAIN
☐	☐	☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Participant's Signature ______________________________ **Date** ____________

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2010 Annual Report to Stockholders are available at: **http://bnymellon.mobular.net/bnymellon/tod**

▼ **FOLD AND DETACH HERE** ▼

Dear Participant:

PLEASE VOTE AND SIGN ON THE REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE.

These voting instructions are requested in conjunction with a proxy solicitation by the Board of Directors of Todd Shipyards Corporation

VOTING INSTRUCTIONS
To: The Trustee

The undersigned hereby instructs the Trustee under the Todd Shipyards Corporation Savings Investment Plan (the "Plan"), to vote, in person or by proxy, all shares of common stock of Todd Shipyards Corporation allocated to his/her account under the Plan at the Annual Meeting of Shareholders to be held at Todd Shipyards Corporation, 1801 16th Avenue SW, Seattle, Washington 98134, on Friday, August 20, 2010 at 8:00 a.m. local time, and at any adjournments thereof, in the manner specified below. Please read the proxy statement for more information.

The Trustee will vote the shares represented by this voting instruction if such voting instruction is properly completed and signed by the participant and received by the Trustee by Friday, August 13, 2010. Shares allocated to a participant's account will not be voted unless proper instructions have been timely received.

Address Change/Comments **(Mark the corresponding box on the reverse side)**

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)